Exhibit 10.35




                                                          June 14, 1995




Mr. Stephen L. Waechter
Chief Financial Officer
Applied Bioscience International Inc.
4350 North Fairfax Drive, Suite 300
Arlington, Virginia  22203

Dear Steve:

           APPLIED BIOSCIENCE INTERNATIONAL INC. ("APBI or the "Company") consi ders the continuing maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that should the Company become subject to any proposed or threatened change in the control of the Company, it is imperative that the Company and the Board of Directors be able to rely upon you to remain in your position and to provide advice, if requested, as to the best interests of the Company.

           In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 1 hereof) under the circumstances described below.

           1. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 2 below. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty

Mr. Stephen L. Waechter
June 6, 1995
Page 2



percent (50%) or more of the combined voting power of the Company's then outstanding securities.

          2.        TERMINATION FOLLOWING CHANGE IN CONTROL.

                    (a) If any of the events described in Section 1 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 3 hereof if (i) the Company subsequently terminates your employment within the one-year period following the change of control or (ii) you terminate your employment with the Company for "good reason" during the one-year period subsequent to the change in control of the Company. You agree that prior to terminating your employment with the Company for good reason that you will provide the Company with at least ten (10) days written notice and an opportunity to cure any event or occurrence allegedly giving rise to a right to terminate employment for good reason.

                     (b) For purposes of this Agreement, "good reason" shall mean the occurrence of any one of the following events without your express written consent within the one-year period following a change in control of the Company:

                          (i)Your   assignment  to   any   duties
substantially inconsistent with your position, duties, responsibilities or status with the Company, as of the time of the change of control, or a substantial reduction of such duties or responsibilities, as compared with your duties or responsibilities as of the time of the change of control, except in connection with a termination of your employment because of disability;

                         (ii)A subsequent reduction by the Company in the amount
of your base salary from the amount as of the time of the change of control or the failure by the Company to provide substantially similar employee benefits as compared to those which you are receiving as of the time of the change of control;

                       (iii) The failure by the Company to continue to provide you with substantially similar bonus opportunities under the Company's bonus plans or practices (if any) in effect as of the date of the change of control; or

                        (iv) The relocation of your principal office to a location more than thirty-five (35) miles from the location of such office immediately prior to the change of control.

Mr. Stephen L. Waechter
June 6, 1995
Page 3


                    3.        COMPENSATION UPON TERMINATION.

                     (a)       If, during the one-year period following a change
of   control,   the  Company  shall  terminate  your  employment   pursuant   to
Section 2(a)(i) or you shall terminate your employment for good reason pursuant to Section 2(a)(ii), then the Company shall be obligated to continue to pay or provide to you as severance the following:

                                 (i)    your full base salary in accordance with
the Company's normal payroll practices for the twelve-month period following your termination at the higher of the rate in effect at the time of your termination or as of the date of the change in control of the Company;

                                 (ii)     subject to paragraph 3(c)  below,  all
employee benefits which you are receiving as of the date of your termination or as of the date of the change in control of the Company (whichever you elect), including health and disability coverage and any car allowance (but excluding any ongoing bonus opportunities), shall be continued for the twelve-month period following your termination.

                     (b) If, during the one-year period following a change of control, the Company terminates your employment, or during the one-year period following the Transition Period, you elect to terminate your employment pursuant to Section 2, then all stock options granted to you under the Company's stock option plans prior to such termination shall vest as of the date of such termination and you will have the right, for a period of one hundred eighty
(180) days following such termination, to exercise all such stock options which have not expired.

                     (c) In lieu of receiving your base salary and benefits during the period provided in paragraph 3(a), as applicable, you may elect to receive the amount you are entitled to as base salary in a single lump sum. Such payment would be made by the Company within fifteen (15) days of the date of your election. As provided above, election of the lump sum payment means you forfeit any continuing rights to any employee benefits other than as may be provided under COBRA.

                     (d) In the event your employment with the Company is terminated pursuant to Section 2 above, the Company shall make available to you out-placement services for a period of six months following such termination. All fees of the out-placement service (excluding finder or headhunter fees) shall be borne by the Company.

Mr. Stephen L. Waechter
June 6, 1995
Page 4


          4. OPTION AWARDS. In addition to the compensation and benefits provided by Section 3 above, the Company's Compensation and Stock Plans Committee has approved an option award ("Option Award") to you to allow you to acquire up to 60,000 shares of Common Stock of the Company. Under the terms of the Option Award, your exercise rights shall vest as follows:


                  Anniversary Date
                  of Next Option Grants
                  Under EVA Plan for
                  Senior Company Executives              Number of Shares

                                       1                     6,667
                                       2                    13,333
                                       3                    20,000
                                       4                    13,333
                                       5                     6,667

The exercise price of the options shall be the fair market value of the
Common Stock of  the  Company as of the date of your acceptance of this
agreement.   Such  Option Award  has  been  made  under the terms of and subject  to  the  provisions  of  the Company's Stock Incentive Program (1990)
and shall be evidenced by a separate option agreement.   You  acknowledge that
the Option Award is in lieu of certain option grants that it is anticipated that you would have received under the Company's EVA Plan and that accordingly, it is not anticipated that you will receive additional option awards under such incentive plan in 1995, 1996 or 1997.

           5.         LAPSE.   Should you voluntarily leave employment
(other than after a change in control as provided in Paragraph 3) this Agreement shall lapse and be of no other force and effect and no compensation will be payable to you hereunder.

          6.        SUCCESSORS; BINDING AGREEMENT.

                    (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Mr. Stephen L. Waechter
June 6, 1995
Page 5



                     (b)       This Agreement shall inure to the benefit of  and
be   enforceable   by   your  personal  or  legal  representatives,   executors,
administrators, successors, heirs, distributees, devisees and legatees.

          7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

           8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agree ment. This Agreement supersedes and replaces in its entirety that certain letter agreement between the Company and you dated October __, 1993. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

           9. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

           If  this  letter correctly sets forth our agreement  on  the  subject

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Mr. Stephen L. Waechter
June 6, 1995
Page 6



matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                         Sincerely,

                                         APPLIED  BIOSCIENCE INTERNATIONAL INC.


                                         By:  /s/Kenneth  H. Harper
                                           ---------------------------------
                                                 Kenneth  H. Harper
                                                 Chief Executive Officer



AGREED TO THIS 14th DAY OF
JUNE, 1995


By: /s/Stephen L. Waechter
  -------------------------
       Stephen L. Waechter